UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 19, 2002

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On December 19, 2002, Penn Virginia Resource Partners, L.P. ("PVR") completed the acquisition of approximately 120 million tons of coal reserves and certain related assets from subsidiaries of Peabody Energy Corporation ("Peabody") for $72.5 million of cash, 1.53 million Common Units and 1.23 million Class B Common Units. The amount and nature of the consideration paid by PVR was determined through arm's length negotiations between the parties. The cash portion of the purchase price was funded from PVR's existing credit facility. The Class B Common Units are expected to be converted to Common Units, subject to the approval by PVR's Common Unitholders at a special meeting expected to be held during the first half of 2003. As part of the transaction, Peabody received the future right to share in PVR's general partner's incentive distribution rights in exchange for additional properties, if any, that Peabody may sell to PVR in the future. Peabody also was granted the right to designate one director to the Board of Directors of PVR's general partner. The acquired coal reserves are being leased back to Peabody by PVR.

Item 7.  Financial Statements and Exhibits.

Exhibit 2.1 Purchase and Sale Agreement, dated as of December 19, 2002, among Peabody Energy Corporation, Eastern Associated Coal Corporation, Peabody Natural Resources Company and Penn Virginia Resource Partners, L.P.

Exhibit 4.1 Amendment No.1 to First Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P.

Exhibit 4.2 Registration Rights Agreement, dated as of December 19, 2002, by and among Penn Virginia Resource Partners, L.P. and Peabody Natural Resources Company.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2003

Penn Virginia Resource Partners, L.P.

By: Penn Virginia Resource GP, LLC,
its General Partner

By: /s/ Nancy M. Snyder

Nancy M. Snyder

Vice President

Exhibit Index

Exhibit Number Description

2.1

Purchase and Sale Agreement, dated as of December 19, 2002, among Peabody Energy Corporation, Eastern Associated Coal Corporation, Peabody Natural Resources Company and Penn Virginia Resource Partners, L.P.*

4.1	Amendment No.1 to First Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P.
4.2	Registration Rights Agreement, dated as of December 19, 2002, by and among Penn Virginia Resource Partners, L.P. and Peabody Natural Resources Company.

* All schedules and similar attachments to this Exhibit 2.1 filed herewith have been omitted in accordance with Item 601(b)(2) of Regulation S-K. Penn Virginia Resource Partners, L.P. will furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.